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                             [ARGONAUT LETTERHEAD]

                                                                    Exhibit 10.6


May 7, 2003

Via Fax (713) 744-9648
----------------------

Christopher L. Martin
HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040

Dear Mr. Martin:

     We refer you to the Promissory Note (the "Note") of Argonaut Group, Inc. ("Argonaut") dated March 31, 2003, in the initial principal amount of $18,000,000, of which HCC Insurance Holdings, Inc. ("HCC") is the holder. Capitalized terms not otherwise defined and used in this letter have the meanings given to them in the Note.

1. HCC acknowledges receipt of $6,032,000 from Argonaut on April 16, 2003, which amount was paid as a mandatory prepayment pursuant to Section 6 of the Note. The outstanding principal balance and accrued interest on the Note shall be reduced by such amount as of such date.

2. Argonaut intends to issue $15,464,000 principal amount of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the "Subordinated Debentures") on or prior to May 15, 2003 in connection with a trust preferred financing transaction. Pursuant to Section 6 of the Note, Argonaut is required to prepay the outstanding principal balance of the Note in an amount equal to the amount of any proceeds resulting from certain indebtedness, which would include proceeds from the issuance of the Subordinated Debentures (such requirement being the "Prepayment Covenant").

In connection with the issuance of the Subordinated Debentures, HCC hereby waives the Prepayment Covenant in connection with the issuance of the Subordinated Debentures. Such waiver shall act as a waiver only in connection with the issuance of the Subordinated Debentures and shall not operate as a waiver for any other purpose or any other transaction which would require a mandatory prepayment. This waiver shall not extend to any other breach of any other provision of the Note, nor prejudice any rights or remedies of HCC with respect to any such other breach and HCC retains all of its rights and remedies in connection with any such other breach.

Argonaut hereby agrees to contribute approximately 80% of the net proceeds from the issuance of the Subordinated Debentures to Argonaut Insurance Company. Argonaut intends to use the remaining net proceeds for general corporate purposes.

3. Subject to the foregoing, the Note shall remain in full force and effect in accordance with its terms.

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4. This letter agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same letter agreement.

If the terms and conditions of this letter agreement are acceptable, please so indicate by executing a counterpart of this letter agreement

                                        Very truly yours,

                                        ARGONAUT GROUP, INC.


                                        By: /s/ Byron L. LeFlore, Jr.
                                            ------------------------------------
                                        Name: Byron L. LeFlore, Jr.
                                              ----------------------------------
                                        Title: V.P., Secretary & General Counsel
                                               ---------------------------------



                                        Acknowledged and Agreed:

                                        HCC INSURANCE HOLDINGS, INC.


                                        By: /s/ Christopher L. Martin
                                            ------------------------------------
                                        Name: Christopher L. Martin
                                              ----------------------------------
                                        Title: EVP General Counsel
                                               ---------------------------------